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                                                                       EXHIBIT 5

                                  DELIA*S CORP.
                                435 HUDSON STREET
                            NEW YORK, NEW YORK 10014







                                                                    June 5, 2001


dELiA*s Corp.
One Battery Park Plaza
New York, New York  10004

Dear Sirs:

      I am General Counsel of dELiA*s Corp., a Delaware corporation (the "Company"), and I am rendering this opinion in connection with the Registration Statement on Form S-3 with exhibits thereto (the "Registration Statement") filed by the Company under the Securities Act of 1933 (the "Act"), relating to the registration of 5,000,000 shares (the "Shares") of Class A common stock, par value $.01 per share, of the Company ("Common Stock").

      As such counsel, I have participated in the preparation of the Registration Statement and have reviewed the corporate proceedings in connection with the issuance of the Shares. I have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as I have deemed proper and necessary as a basis for rendering this opinion.

      Assuming that: (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Shares are offered or issued as contemplated by the Registration Statement; (iii) a Prospectus Supplement, Pricing Supplement or term sheet will have been prepared and filed with the Securities and Exchange Commission describing the Shares offered thereby and will comply with all applicable laws; (iv) all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement;
(v) a definitive purchase, underwriting or similar agreement with respect to any Shares offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (vi) the Board of Directors has taken all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Common Stock and related matters; and (vii) certificates representing the


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shares of Common Stock have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein, the shares of Common Stock will be legally issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                  Very truly yours,

                                                  /s/ Alex S. Navarro